Exhibit 5.1

March 4, 2008

Board of Directors

Braintech, Inc. 930 West 1st Street, Suite 102

North Vancouver, BC, Canada

V7P 3N4

Dear Sirs:

RE: Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

You have requested our opinion with respect to certain matters in connection with the filing by Braintech, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) dated March 4, 2008, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”) covering the registration of an aggregate of 30,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), issuable pursuant to the Company’s Bonus Stock and Bonus Stock Option Incentive Plan (the “Bonus Option Plan”).

In connection with the preparation of this Opinion, we have examined the following:

1.	The Company’s Articles of Incorporation and amendments thereto and Bylaws as submitted to us by the Company pursuant to our request for same;

2.	The Registration Statement herein referenced;

3.	A Directors’ Resolution dated October 22, 2007 approving the Company’s Bonus Option Plan;

4.	The Company’s Section 10(a) Reoffer Prospectus for the Registration Statement; and

5.	The Company’s Form 10-KSB for the fiscal year ended December 31, 2006.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Bonus Option Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and non-assessable. The Shares currently have the right to vote at meetings of shareholders of the Company.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia, and the District of Columbia. We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK WILSON LLP

/s/    Clark Wilson LLP

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